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                 [SANTA FE ENERGY RESOURCES, INC. LETTERHEAD]




[Date]





Dear:

I am pleased to inform you that the Board of Directors of Santa Fe Energy Resources, Inc. (The "Company") has granted you a non-qualified stock option to buy the common stock of The Company as follows:

Non-Qualified Stock Option Grant #
Grant Date
Option Price Per Share

Total Number of Share Granted

By Signing this letter and the copy attached, you agree that this option is granted under and governed by the terms and conditions of the Plan, including the Terms and Conditions attached hereto and incorporated herein by reference. I have included herewith a copy of the Plan for your convenience. This grant shall be void and of no effect unless you execute both copies of the agreement and return them to the undersigned within 30 days of the above date. Upon receipt, The Company will execute both copies and return one to you for your records.

Sincerely,


C. G. Hain, Jr.


      OPTIONEE                                 SANTA FE ENERGY RESOURCES,INC.

______________________                      ____________________________________

______________________                      ____________________________________
        Date                                                 Date
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                        SANTA FE ENERGY RESOURCES, INC.
                     1990 INCENTIVE STOCK COMPENSATION PLAN

                          TERMS AND CONDITIONS-OPTION


        The terms and conditions set forth below are hereby incorporated by reference into the attached award agreement ("Agreement") by and between Santa Fe Energy Resources, Inc. ("SFER") and the employee named therein (the "Employee"). Terms defined in the Plan are used herein with the same meaning.

        1. The Employee has agreed to perform services for SFER or its subsidiary companies and to accept the grant of a Non-Qualified Stock Option ("Option") in accordance with the terms and provisions of the Plan and the Agreement.

        2. SFER has granted to the Employee the Option as shown in the Agreement subject to the terms and conditions set forth in the Plan and the Agreement. The Option shall become vested and exercisable [Insert Vesting Schedule].

        3. The Option may be exercised in whole or in part in two or more successive parts; provided, however, that the Option shall not be exercisable following the tenth anniversary of its Grant Date or the earlier lapse or termination of the Option as provided herein. In no event shall this Option be exercisable prior to the date that is six (6) months after the Grant Date.

        4. Employee agrees that SFER or its subsidiaries may withhold any federal, state or local taxes upon the exercise of the Option, at such time and upon such terms and conditions as required by law. Notwithstanding anything herein to the contrary, SFER shall not be obligated to issue any shares of Common Stock pursuant to the exercise of the Option until the Employee has satisfied such withholding obligations or made arrangements for satisfying such obligations that are acceptable to SFER.

        5. The Option may be exercised from time to time by a notice in writing of such exercise, which states the Option Grant # set forth in the Agreement and the number of shares in respect of which the Option is being exercised. Such notice shall be delivered to the Secretary of SFER or addressed to the Secretary of SFER at its office, 1616 South Voss Road, Houston, Texas 77057. An election to exercise shall be irrevocable. The date of exercise shall be the date the notice is hand delivered or mailed to the Secretary, whichever is applicable.

        6. An election to exercise an Option shall be accompanied by the tender of the full purchase price of the shares of Common Stock for which the election is made. Payment may be in cash, Common Stock of SFER already owned or a combination of cash and shares. If the Employee desires to tender Common Stock already owned by the Employee as payment, the Employee must notify the Secretary in the written notice of exercise of such desire and, subject to the Secretary's confirmation that the Employee is the recordholder of such number of shares, it shall not be necessary for the Employee to tender stock certificates to effectuate such payment of the exercise price. The value of the number of shares tendered to exercise the Option cannot exceed the Option's exercise price and such tendered shares shall be valued at their Fair Market Value on the date of exercise of the Option.

        7. The Option is not transferable by the Employee, otherwise than by will or laws of descent and distribution, and may be exercised during the lifetime of the Employee only by the Employee.
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        8.       Subject to paragraph 2 herein, upon termination of the
Employee's employment for any reason other than Disability, death or Retirement, or by SFER or a subsidiary other than for cause, the Option outstanding on such date of termination may be exercised by the Employee (a) to the extent not then subject to a Restricted Period, within three months following such termination of employment, but not thereafter, and (b) to the extent subject to a Restricted Period, but not thereafter; however, in no event shall the Option be exercisable after the tenth anniversary of the Grant Date. To the extent the Option is subject to a Restricted Period on the Employee's date of termination, such Option or the portion thereof that is not vested on such date shall automatically lapse and be canceled unexercised as of the employee's date of termination.

        9. In the event of the Employee's termination of employment by reason of death, the Restricted Period shall lapse on the Options awarded herein. Following the date of death of the Employee the Option may be exercised by the person to whom his rights shall pass by will or the laws of descent and distribution, at any time within the one-year period beginning on the date of death but not thereafter, and in no event shall the Option be exercisable after the tenth anniversary of the Grant Date.

        10. In the event of the Employee's termination of employment by reason of Disability, Retirement or by the Company or a subsidiary for any reason other than Cause, the Restricted Period shall lapse as to a portion of Options as follows. The number of Options granted hereby shall be multiplied by a fraction the denominator of which shall be 36 and the numerator of which shall be the number of full months which have elapsed since the date of the Grant with the Restricted Period lapsing as to the amount of Options so determined.

        11. In the event of a change in the capitalization of SFER due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of the Agreement shall be adjusted by the Board to reflect such change.

        12. Notwithstanding any other provision in the Plan or this Agreement, if a Change in Control occurs while unexercised Options relating thereto remain outstanding under the Plan, then from and after the Acceleration Date, all Options shall be fully vested and exercisable in full on and after the Acceleration Date whether or not otherwise exercisable; provided, however, that no Option shall become exercisable by reason of this paragraph to the extent that such acceleration of exercisability, when aggregated with other payments or benefits to the Employee, would, as determined by tax counsel selected by the Company, result in "Excess Parachute Payments" (as defined below) equal to or greater than three times the "base amount" as defined in
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). "Excess Parachute Payments" shall mean "parachute payments" as defined in
Section 280G of the Code other than (i) health and life insurance benefits and
(ii) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period (relating thereto) which has elapsed prior to the date of the Change in Control. Furthermore, such payments or benefits provided to an Employee under this Plan shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net after tax benefits shall exceed the net after tax benefit if such a reduction were not made. "Net after tax benefit" shall mean the sum of (i) all payments and benefits which an Employee receives or is then entitled to receive from the Company and any of its subsidiaries that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing); less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.




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        13.      Nothing in the Agreement or in the Plan shall confer any right on the Employee to continue employment with SFER or its subsidiaries nor restrict SFER or its subsidiaries from termination of the employment relationship of the Employee at ant time.

        14. Notwithstanding any other provision of the Agreement, the Employee agrees that the Employee will not exercise any Options and SFER shall not be obligated to deliver any shares of Common Stock or make any cash payments, if counsel to SFER determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between SFER and any national securities exchange upon which the Common Stock is listed.

        15. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.





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